                                WAFER SUPPLY AGREEMENT

     This Wafer Supply Agreement (the "Agreement"), entered into as of March 15, 1999 (the "EFFECTIVE DATE"), is by and between Siemens Aktiengesellschaft Semiconductor Group, a German corporation, with executive offices at Balanstrasse 73, 81541 Muenchen, Germany ("SIEMENS") and NeoMagic International Corporation ("NMI"), a Cayman Island company, with offices c/o Caledonian Bank & Trust Ltd, Ground Floor, Caledonian House, Mary Street, P.O. Box 1043, Georgetown, Grand Cayman, B.W.I.

                                       RECITALS

     WHEREAS, NMI and its Associated Companies (as defined below) desire to purchase from Siemens and Siemens desires to supply to NMI silicon wafers on the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

                                        PART I

                                      DEFINITIONS

     1.1  "ASSOCIATED COMPANY(IES)" means a corporation or other entity:

          (a) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of Directors or other managing authorities) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto;

          (b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter controlled directly or indirectly by a party hereto;

          (c) For the purposes of this Agreement, NeoMagic Corporation, a California corporation with offices at 3260 Jay Street, Santa Clara, CA 95054, shall be considered an Associated Company.

     1.2 "FABRICATION CYCLE TIME" means the nominal period of time required to manufacture the Products (as defined in Exhibit B), commencing upon wafer start and ending on the day when Siemens first delivers the ordered quantity of Products. The Fabrication Cycle Time for Prototype Production and Volume Production shall be as set forth in Exhibit B. Fabrication Cycle Time does not include local national holidays and other factory holidays.

     1.3 "LEAD TIME" means the period of time from the placement of a particular order of a Product until the date of first delivery of the ordered quantity of the Product.

     1.4 "LOGIC PORTION" means the Product excluding the Memory Module. For the avoidance of doubt, "Logic Portion" includes the interface between the Memory Module and the remainder of the Product.

     1.5 "MEMORY MODULE" means the embedded DRAM including DRAM-specific control and interface circuitry, test control logic, and voltage generators and regulators.

     1.6 "PROCESS" means the wafer manufacturing process(es) used by Siemens as identified in Exhibit A and any other manufacturing processes included within the scope of this Agreement in accordance with 3.2.

     1.7 "PRODUCTS" means semiconductor chips containing memory, logic and analog elements manufactured hereunder. The Parties may, from time to time, agree to add other product(s) or other logic or design cores to the definition and scope of products.

     1.8  "PROTOTYPE PRODUCTION" has the meaning given in Section 0 .

     1.9  "VOLUME PRODUCTION" has that meaning given in Section 3.9(b).

     1.10 "WAFERS" means processed silicon wafers containing finished die for the Products manufactured by Siemens and sold to NMI.

                                    PART II

                          INTELLECTUAL PROPERTY RIGHTS

     2.1 TECHNICAL INFORMATION. All intellectual property and related rights in and to technical information of either party which is provided to the other party in the course of the development of the Product(s) shall continue to belong to such providing party.

     2.2 PATENTS. All intellectual property and related rights in and to all inventions made by NMI and patents resulting therefrom shall belong to NMI or its Associated Companies. All intellectual property and related rights in and to all inventions made by Siemens in the course of the development efforts and patents resulting therefrom shall belong to Siemens. All intellectual property and related rights in and to all inventions jointly made by NMI and Siemens in the course of the development efforts and patents resulting therefrom shall be jointly owned by NMI or its Associated Companies and Siemens and may be exploited by a joint owner without accounting to the other party. The parties shall confer with each other before filing any patent claiming a joint invention.

     2.3 PRODUCT RIGHTS; MASKWORKS. Notwithstanding Section 2.2 title to and interest in all worldwide mask work rights for the product shall be owned by NMI but limited to the use in Siemens manufacturing facilities only. NMI shall have the right to approve all mask stepping Maps on the wafer to ensure full optimization of silicon use for wafers, such approval not to be unreasonably withheld. Subject to Siemens's mask work rights set forth above, NMI shall retain ownership of the Products. Masks will be destroyed after discontinuance of production. This Agreement shall not be construed as granting or conferring any intellectual property rights of

Siemens or NMI specified in PART II of this Agreement or with respect to the Products except as explicitly specified herein.

     2.4 PROCESS. Subject to Sections 2.1, 2.2 and 2.3 above, Siemens shall own all intellectual property and related rights in and to the Process.

                                    PART III

                                  WAFER SUPPLY

     3.1 WAFER MANUFACTURING. On the terms and conditions of this Agreement, Siemens will: (i) manufacture processed Wafers; and (ii) sell processed Wafers to NMI for its own account or as the agent for its Associated Companies.
Siemens will manufacture all Wafers at its Dresden manufacturing facility. If Siemens desires to change the location at which it manufactures wafers, it will inform NMI at least 6 months before the change. To ensure consistent quality of manufactured Wafers, Siemens will provide NMI with a detailed transfer schedule and samples from the planned new manufacturing site. If NMI raises reasonable objections regarding the quality of such samples or other material issues, including reliability or yield concerns, Siemens shall not change the location.

     3.2 PROCESSES. Siemens shall manufacture the Wafers using the Process set forth in Exhibit A. If Siemens moves to a new or different Process, Siemens will provide reasonable notice to NMI and thereafter provide NMI with all necessary information (except such information that is subject to confidentiality agreements with third parties not Associated Companies) regarding such new processes, in order that NMI can ensure that Siemens can continue to manufacture wafers pursuant to this Agreement. In any event, because Siemens considers NMI as a key account and preferred customer, during the term of this Agreement Siemens shall provide as early access as possible to newly developed processes.

     3.3 DESIGN RULES. The design rules of the * process are specified in the * (Mu)m Embedded DRAM Design Manual (Document Number *). NMI shall adhere to such design rules, but NMI may make requests of Siemens to vary from any applicable Siemens' design rules with respect to design of the non-memory portion of the Product. Siemens shall not unreasonably withhold its consent to such variance. However, if Siemens reasonably refuses such request and NMI nonetheless varies from Siemen's design rules, Siemens shall bear no responsibility for any Wafer failure (i.e. low yields or quality/reliability targets or additional cost) due to such variance of the design rules. NMI shall bear all costs caused by any additional development work necessitated by such variances, provided that Siemens can demonstrate to NMI that such additional costs are directly attributable to such variance. Siemens has a right to reject such waivers if Siemens demonstrates jeopardy to overall standard production process.

     * confidential treatment requested

     3.4  Qualification and Quality Control.

          (a) QUALIFICATION. NMI and Siemens will cooperate fully to qualify jointly each Product for which Wafers will be manufactured hereunder ("Qualification"). Accordingly, the parties will cooperate to implement a Qualification procedure pursuant to which the parties will agree on parameters to monitor product quality and reliability. After qualification, NMI will notify Siemens when Volume Production will commence.

          (b) CHANGES. After Qualification of any Product, Siemens shall not make any major and/or critical Process change which will impact the performance, reliability or construction of the Products, without NMI's prior written consent, which consent shall not be unreasonably withheld. Any such changes shall be subject to reasonable criteria requested by NMI. Siemens shall notify NMI in writing in advance of major Process changes, including but not limited to any changes which may:

                 (i) degrade Product quality or reliability;

                (ii) result in failure of the Product to meet NMI's
                     specifications;

               (iii) substantially slow Process flows;

                (iv) change Process control variables, ranges or method

                 (v) result in Product mask revisions or significant changes to
                     Wafer sort programs;

     NMI shall provide the written consent within two weeks after notification of change.

          (c) PROBLEM NOTIFICATION. Siemens will notify NMI promptly upon discovering major Process problems in its manufacturing lines that may affect the delivery capability of Wafers or Wafer yields.

          (d) Siemens shall use continual and commercially reasonable efforts to improve the yield on all Wafers manufactured pursuant to this Agreement. Without limiting the foregoing, Siemens shall use its commercially reasonable efforts to maintain failure rates on wafer level at a rate at least as successful as Siemens's then-current failure rate for production of commodity DRAM products of the same process generation.

     3.5  FORECASTS.

          (a) TWELVE-MONTH ROLLING FORECASTS. Each month NMI will provide Siemens a rolling forecast ("Forecast") of the number of Wafers, which NMI intends to purchase during each of the next twelve (12) months. The Forecast will be based on "Wafers out," i.e., on deliveries expected to be made by Siemens each month. Siemens shall provide enough manufacturing capacity to supply the forecasted wafers subject to the quantity adjustments as stated in paragraph 3.4(d).

          (b) FORECAST ACKNOWLEDGMENT. Siemens will treat NMI as a Key Account and therefore will apply best efforts to manufacture the number of wafers indicated by each forecast. The Parties shall mutually agree on a committed forecast.

          (c) REQUIRED ORDERS. Purchases will be confirmed by firm purchase orders placed at least twelve (12) weeks prior to the beginning of the month in which shipment is expected. The parties shall jointly work together to reduce the cycle time. In a normal product mode, NMI may order once a month on a weekly basis and Siemens will deliver such orders as per the agreed-upon cycle time. For example, if NMI submits a Forecast at the end of December, 1998, a purchase order must be placed for April of 1999. The ramp-up-plan for the first product shall be mutually agreed between NMI and Siemens.

          (d)  LIMITED QUANTITY ADJUSTMENTS.

                  (i) NMI may increase or decrease Forecast quantities for the fifth and sixth calendar month following the date of the Forecast by no more
than * and for the seventh calendar month by no more than *.   The accumulated
decrease or increase of the Forecast quantities within these three months will be not more than * , except upon mutual agreement of the parties.

                  (ii) For example, if NMI submits a Forecast in December 1998 estimating Product purchases of * Wafers in each of May, June, and July of 1999, then the Forecast submitted in January 1999 may increase estimated Product purchases for May and June up (or down) by a quantity of * Wafers (i.e., *)or down (or up) by a quantity of * Wafers (i.e., *) for July.

                  (iii) NMI may increase or decrease the Forecasted quantities for the eighth, ninth and tenth calendar months following the date of the Forecast by up to * in the next month's Forecast.

                  (iv) Forecast quantities for the eleventh and twelfth months following the date of the Forecast will be based on NMI's best estimate made in good faith and may be revised up or down in the following monthly Forecast according to changes in NMI's best estimates.

     3.6 DEMAND. NMI shall not be under any obligation to purchase wafers hereunder except as otherwise provided by Sections 3.5 or 3.7.

     3.7 PURCHASE ORDER PROCESS. All purchases under this Agreement will be initiated by authorized NMI orders. Purchase orders shall state unit quantities, unit descriptions, requested delivery dates, prices and shipping instructions. In the event of any conflict between a purchase order and this Agreement, this Agreement shall control as to such conflict.

     * confidential treatment requested

     3.8 ORDER ACKNOWLEDGMENT. Siemens agrees to accept all Product purchase orders within the limits of the committed Forecast as defined in 3.5(b). Siemens will use diligent efforts to manufacture ordered Products in excess of the Forecast, subject to its then existing third-party capacity commitments. Siemens agrees to deliver a written acknowledgment of such purchase order within five (5) working days after receipt of the purchase order. Siemens's failure to deliver such an acknowledgement shall be considered acceptance of such purchase order.

     3.9 PROTOTYPE AND VOLUME PRODUCTION LOTS. NMI shall order Products in either Prototype Production lots or Volume Production lots as follows:


     PROTOTYPE LOTS. NMI may order Wafers in prototype lots ("Prototype Production") whenever NMI: (i) seeks a Qualification in accordance with
Section 3.4(a); (ii) seeks to make any engineering changes, including without limitation changes to improve Product functionality and Wafer yield; or (iii) elects, at NMI's risk, to purchase Wafers in volume prior to Qualification. If Siemens reasonably demonstrates to NMI that manufacture of the Prototype Lot would (i) cause substantial and material adverse consequences to Siemens's manufacturing process or equipment or (ii) would result in the manufacture of an integrated circuit that would otherwise substantially harm any equipment on which such circuit operated, Siemens will have the right to reject purchase orders for such Prototype Lot, provided that if NMI demonstrates that such resulting circuit would operate without adverse consequences under different operating tolerances (such as through a specification change or errata sheet), Siemens will nevertheless continue to manufacture such Prototype Lot. In such case already existing purchase orders for prototype production will be adapted mutually. The further procedure regarding already started lots will be defined mutually. Prototype lots are not covered via the forecast. NMI will place purchase orders for prototype lots on a weekly basis. Feedback regarding the acceptance of such purchase orders will be given within five working days from Siemens to NMI. The price for prototype lots is defined in Exhibit D.

                  (i) A Prototype Production lot shall contain the number of Wafers specified in Exhibit B. NMI may order multiple Prototype Production lots of the same Wafer. NMI may require Siemens to hold Prototype Production at "gate" or "contact" intermediate stages of production. NMI should not hold lots longer than sixty (60) days in such an intermediate stage. During Prototype Production, Siemens will provide "Vth" and "gate" length process splits (i.e., examine Wafers at a particular step in fabrication) in order for NMI to evaluate variations within the specifications for each process.

                  (ii) Siemens will use its standard manufacturing procedures for producing Prototype Lots. Notwithstanding the foregoing, NMI acknowledges that (i) Wafers delivered from such Prototype Production are not quality controlled and (ii) Siemens extends no warranty to Wafers from Prototype Production. NMI shall indemnify, defend and hold Siemens harmless from any product liability claim made by a third party against Siemens based on use of a Wafer from a Prototype Lot.

                  (iii) SIEMENS EXPRESSLY DISCLAIMS EACH AND EVERY WARRANTY REGARDING ANY WAFERS DELIVERED PURSUANT TO THIS SECTION

3.90, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          (b) VOLUME PRODUCTION LOTS. Upon Qualification of any particular Product, NMI may order that Product only in volume production lots ("Volume Production"). A Volume Production lot shall contain the number of Wafers specified in Exhibit B.

          (c) CANCELLATION. NMI may cancel Product purchase order(s) or any portions thereof for any reason by notifying Siemens in writing prior to the scheduled delivery date on the purchase order(s), provided that NMI pays the fees specified in this Section 3.9(c). Cancellation shall be effective upon Siemens's receipt of the written cancellation notice from NMI, or upon the date specified in such cancellation notice if later than the date of receipt.
Siemens shall cease all work on such canceled purchase order quantities in accordance with the cancellation notice; provided that NMI shall pay a cancellation charge calculated in the manner provided below ("Cancellation Charge"). Siemens will invoice Cancellation Charges, if any, at the end of each month, and NMI will pay the Cancellation Charge within forty-five (45) days after receipt of invoice. The foregoing rights shall be Siemens's sole remedy for any cancellation of a purchase order or failure to order quantities specified in a Forecast. The Cancellation Charge shall be calculated as a percentage of the Wafer price otherwise payable based upon the number of weeks between the date NMI submits the cancellation notice and the delivery date of the wafers as set forth in the then most current Report (as defined in Section 3.10(b). Such rate is as follows:

                 0 - 1  weeks prior to        * % of price due
                      delivery date
                           1-2                        * %

                           3-4                        * %

                           5-6                        * %

                           7-8                        * %

                           9-11                       * %

                          12-13                       * %

                            >13                       * %

          (d) At NMI's request, Siemens shall deliver all work-in-process to NMI or destroy all such work-in-process and provide written certification of destruction to NMI. Notwithstanding the foregoing, there shall not be any cancellation change if NMI cancels an order before wafers are physically started or the production time.

* confidential treatment requested

     3.10  Delivery and Shipping.

          (a) DELIVERY COMMITMENTS. Siemens will deliver Wafers to the carrier for shipment, (i) within three (3) days plus the Fabrication Cycle Time from the date of purchase order for Prototype Production, and (ii) within one (1) week plus the Fabrication Cycle Time from the date of purchase order for Volume Production, unless NMI requests a longer period. Siemens will use reasonable efforts to distribute the manufacture of Wafers evenly throughout each month (i.e., start and complete Wafers linearly). Upon NMI's reasonable request, Siemens will hold Products during their manufacture in accordance with terms to be agreed upon by the parties. If Wafers are held by NMI during manufacture, the foregoing delivery commitments will be extended by the number of days that the Wafers are held.

          (b) WORK-IN-PROCESS REPORTING. Siemens will provide NMI with work-in-process reports ("Reports") on a periodic basis. Reports shall be sent to NMI via facsimile or email. The Reports shall include information concerning:
(i) the type, quantity and Siemens lot number of Wafers at each stage of production (by mask location); (ii) the remaining number of Wafers ready for shipment; (iii) estimated delivery dates; and (iv) such other information as is customary or useful for such Reports. The format and frequency of the Reports will be determined by the development work as it is completed, provided that the frequency shall be once per week.

          (c) SHIPPING. All Wafers shall be delivered to NMI or its designated assembly location and shall be suitably packed for shipment in Siemens's standard containers, marked for shipment as specified in NMI's purchase order, and delivered to a carrier or forwarding agent chosen by NMI. However, should NMI fail to designate a carrier, forwarding agent or type of conveyance, Siemens shall make such designation in conformance with its standard shipping practices. Shipment will be "ex works (EXW) fabrication location" according to the Incoterms 1990.

     3.11 TEST AND INSPECTION.

          (a) BY SIEMENS. Siemens will supply to NMI, with each Wafer shipment, process control monitor ("PCM") test results and actual Wafer sort data results. In addition and without limiting the foregoing, Siemens will apply its standard outgoing visual inspection procedures and tests, provided that such data will not be reported on a regular basis unless NMI so requests on a specific lot.

          (b) REPORTS. Siemens will supply NMI with reliability and statistical quality data on the Siemens standard process, which is made for the same product line, at regular intervals to be agreed upon but no less than once a quarter. The format and the contents of these report(s) are to be mutually agreed upon. Upon reasonable notice, Siemens will allow NMI on-site inspection at reasonable intervals to ensure that Siemens follows the reliability and testing procedures set forth in this Agreement.

          (c) BY NMI. Wafers manufactured using the Process set forth in Exhibit A shall be subject to incoming inspection, electrical testing and reliability testing by NMI in accordance with the acceptance criteria set forth in Exhibit C hereto. Wafers manufactured under other Processes (jointly defined by the parties in accordance with Section 3.2) shall be subject to incoming inspection, electrical testing and reliability testing by NMI in accordance with updated acceptance criteria which the parties agree to negotiate in good faith promptly at or prior to the implementation of any such other Process. Wafers meeting applicable initial acceptance criteria or updated acceptance criteria will be deemed accepted by NMI, and NMI shall so notify Siemens.

          (d) TEST FAILURE. If any Wafer or lot of Wafers fails incoming inspection or test, and if test failure is caused by any defect in the Process used by Siemens, any defect in the Memory Module provided by Siemens or any other design core (if such core is provided by Siemens), NMI may reject such lot or Wafer in writing as soon as possible but at least within thirty (30) days after delivery and return such lot or Wafer to Siemens, at Siemens's expense, for a full refund. NMI will explain the reasons for wishing to reject a lot, and Siemens will be entitled to examine any lot that NMI wishes to reject. The parties will seek in good faith to resolve any disagreement as to whether a lot is conforming. For return shipment, NMI shall use reasonable commercial efforts to use Siemens's original packing, but in any event shall use commercially reasonable packaging, and supply all identifying shipping documents in order to avoid any deterioration of the goods.

          (e) LOW LINE YIELD ON VOLUME PRODUCTION. If the Yield, good memory/wafer yield, which meets the inspection and test criteria, is less than the valid lower limit as defined in 3.11 (f), and if NMI so requests, Siemens will explain the reasons for the low line yield. Lots or Wafers with sort yields below * may not be shipped unless NMI's prior approval is obtained.

          (f)  YIELD BASED ADJUSTMENTS.   Wafer prices shall be adjusted if the
average Yield (as defined in Exhibit D) of Wafer Lots delivered in a given calendar quarter is below the allowance range ("Allowance Range," as further defined below). The basic post-fuse memory yield assumed for all calculations shall be as defined in Exhibit D. The Allowance Range (as an average of all delivered wafers in calendar quarter) which causes no wafer price adjustment shall depend on the production volume as follows:

                  (i) There shall be no yield based adjustment for Wafer Outs less than * Wafers per quarter during Ramp-up.

                  (ii) During the first quarter in which Wafer Out volume is between * and * ( * ), the Allowance Range shall be the Lower Limit 1 as specified in Exhibit D.

                  (iii) After the second production quarter when Wafer Outs are greater than * , the Allowance Range shall be the Lower Limit 2 as specified in Exhibit D.

                  (iv) Regardless of the foregoing, Siemens shall in all cases use its usual high manufacturing standards consistent with the standards of other semiconductor manufacturers.

                  (v) In addition to the foregoing, the parties shall work together to achieve a consistent Process Defect Rate of less than * .

 * confidential treatment requested

          (g) The price adjustment shall be determined according to an adjusted Wafer value that is equal to the actual price adjusted by the percentage change from the Established Standard Yield, subject to the Allowance Range. For example, if the average Yield rate is * and the lower limit of the Allowance Range is also * in the case of a Product with an Established Standard Yield of * , there shall be no value adjustment; if the average Yield rate is * for that Product and the current price is * , the adjusted value shall be * x * = *. The Established Standard Yield will be reviewed in every quarter and mutually agreed upon to apply for the following three months. NMI shall have the option of obtaining a credit or prompt refund of the amount of any adjustments.

          (h) For the purposes of this Section 3.11, the following definitions apply:

                  (i)    "Wafer Lot" shall mean 25 Wafers; and

                  (ii) "Yield" shall mean electrically good memory dice divided by the number of full die locations on the Wafer (i.e., excluding locations which are not complete due to the curved edge of the Wafer so long as Siemens uses best efforts to optimize the use and coverage of silicon on a Wafer).

                                       PART IV

                                    COMPENSATION

     4.1 PURCHASE PRICE. The price of the Wafers shall be determined from time to time by agreement. The price shall be adjusted according to
Section 3.11(f). The fixed price for any quarter will be reviewed during the last month of the previous quarter and mutually agreed to by the parties in good faith. For example, the Q2 (April-June) price will be finalized by December End. If an agreement cannot be reached in time, the current price will continue to be used for the products already ordered in that time period. Wafer prices are to be adjusted back to agreed prices for that period once the price agreement is reached.

THIS IS NOT VALID FOR THE START UP PHASE WITH THE FIRST PRODUCT * AND THE AGREED SPECIAL PRICES FOR *. The price agreement for * and the Forecast for * have to be agreed on by the end of * the latest.

     4.2 PAYMENT. Siemens may submit invoices for Wafers not earlier than the date of Wafer shipment to NMI. Invoices shall be paid within * days after receipt. Payment will be made by NMI or its agent. Payment shall be in United States dollars unless otherwise agreed. For masks tooled by Siemens hereunder, Siemens may submit mask tooling invoices with the first prototype lot.

TAXES. Because NMI intends to transport Wafers out of Germany, purchase prices shall be inclusive of all taxes and customs duties, and Siemens shall pay and be liable for all taxes and duties imposed by any taxing jurisdiction in Germany or at the location of fabrication.

* confidential treatment requested

                                       PART V
                         WARRANTY AND DISCLAIMER; LIABILITY

     5.1 WARRANTY. Siemens warrants that the Wafers manufactured hereunder shall be free from defects or failures in material and workmanship for the period of one (1) year from the date of shipment and shall conform to the initial specifications set forth in Exhibit C ("Specifications") as may be amended by the parties' mutual written agreement. Siemens will, at NMI's option, promptly replace the defective Wafers or provide NMI with credit. Siemens shall not be liable, and the above warranty does not extend to, defects or failures in Wafers to the extent such defects or failures unavoidably result from defects in the design of the Logic Portion or any other technology or information provided from NMI to Siemens in writing hereunder.

     5.2 NOTICE. Upon discovery of nonconforming Wafers by NMI, NMI shall promptly notify Siemens in writing of the nature of the defects or failures in detail, and on Siemens's request, shall return such non-conforming Wafers to Siemens.

     5.3 DISCLAIMERS. THE PRODUCT QUALITY WARRANTY SET FORTH ABOVE IS EXCLUSIVE AND NO OTHER PRODUCT QUALITY WARRANTY, WHETHER WRITTEN OR ORAL, IS EXPRESSED OR IMPLIED. SIEMENS SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     5.4 LIMITATION OF LIABILITY. Siemens assumes liability for any personal injury for which it is found responsible without limitation. If found responsible for property damages of NMI and/or its Associated Companies and/or its or their direct customers, Siemens shall indemnify NMI and/or its Associated Companies for expenses incurred for restoration of the damaged property up to a maximum amount of U.S. * per damage event. Excluding damages that result from a breach of PART II and Section 7.1, in no event will either party be liable for indirect or consequential damages arising from interrupted operation, loss of profits, loss of information and data, except in cases of gross negligence, intent or in any cases where liability is mandatory at law.

                                      PART VI
                          INTELLECTUAL PROPERTY INDEMNITY

     6.1 INDEMNIFICATION BY NMI. NMI agrees to defend Siemens against any third-party actions or claims arising out of the manufacture, use, sale, offer for sale, or importation of Products and brought against Siemens to the extent based upon a claim that the Logic Portion infringes any worldwide patent, trademark or copyright, trade secret or similar intellectual property right of any third party, and NMI agrees to purchase any work-in-process for Products and to pay any settlement amounts or damages awarded against Siemens (including reasonable attorneys fees and court costs) to the extent based upon such a claim; provided that Siemens provides NMI (i) prompt notice thereof, (ii) reasonable assistance in connection with the defense thereof (at NMI's expense excluding Siemens employee expense), and (iii) full control of the defense and settlement thereof. NMI shall not settle any such claim in a manner that has a material adverse effect on Siemens

* confidential treatment requested
without Siemens's prior written consent. NMI agrees to keep Siemens apprised of the progress of any action or claims covered by this Section 6.1. Notwithstanding the foregoing, NMI's obligation to indemnify Siemens under this Section 6.1 shall not apply to any actions or claims described in
Section 6.2 below.

     6.2  INDEMNIFICATION BY SIEMENS.

          (a) Siemens agrees to defend NMI and/or its Associated Companies against any third-party actions or claims arising out of the manufacture, use, sale, offer for sale, or importation of Products and brought against NMI and/or its Associated Companies to the extent based upon a claim that the use of any Process used by Siemens or any technology or information provided by Siemens under this Agreement (including but not limited to the Memory Module) infringes or misappropriates (directly or indirectly, such as, without limitation, through the sale or importation of a wafer manufactured by any such Process) any worldwide patent, copyright, trade secret or other intellectual property right of any third party, and agrees to pay any settlement amounts or damages awarded against NMI and/or its Associated Companies (including reasonable attorneys fees and court costs) to the extent based upon such a claim; provided that NMI and/or its Associated Companies provides Siemens (i) reasonably prompt notice thereof,
(ii) reasonable assistance in connection with the defense thereof (at Siemens's expense excluding NMI and/or Associated Company employee expense), and (iii) allows Siemens full control of the defense and settlement thereof. Siemens shall not settle any such claim in a manner that has a material adverse effect on NMI without NMI's prior written consent. Siemens agrees to keep NMI and/or its Associated Companies apprised of the progress of any action covered by this
Section 6.2.

          (b) Siemens shall at all times have the right to: (i) obtain appropriate licenses to, or (ii) modify the Process or Memory Module (as applicable) provided that the resulting Product complies with the specifications set forth in Exhibit C and subject to NMI's right to approve such changes in advance, such pre-approval not to be unreasonably withheld. However, if an action described in Section 6.2(a) is brought, NMI at its option may return to Siemens all inventory and work-in-process for Products judged to be infringing (whether by final judgment, preliminary injunction or other preliminary relief), and Siemens shall refund any payments made to it by NMI for such Products.

          (c) EXCLUSIONS. Siemens shall not be obligated to indemnify and hold harmless NMI where the infringement is caused by: (i) the use of Products by NMI and/or its Associated Companies in combination with other circuits components, components, devices or products if both (x) the infringement would not have occurred but for such combination and could have been avoided by a different commercially viable combination and (y) such combination is not reasonably necessary to use the Product for its intended purpose; (ii) use of the Products by NMI and/or its Associated Companies in applications or environments for which Products were not designed; or (iii) modifications to the Products by NMI and/or its Associated Companies if such infringement would have been avoided absent such modifications, unless such modifications were authorized by Siemens.

     6.3 ENTIRE LIABILITY. THE FOREGOING STATES EACH PARTY'S ENTIRE LIABILITY AND OBLIGATION (EXPRESS, STATUTORY, IMPLIED OR OTHERWISE) UNDER THIS AGREEMENT WITH RESPECT TO INFRINGEMENT OF THIRD PARTY INTELLECTUAL

PROPERTY.  IN NO EVENT SHALL EITHER PARTY'S ENTIRE LIABILITY PURSUANT TO THIS
PART VI ARISING OUT OF ANY INFRINGEMENT CLAIM EXCEED THE AMOUNT PAID OR PAYABLE BY NMI HEREUNDER FOR THE PRODUCTS THAT ARE THE SUBJECT OF SUCH CLAIM.

                                     PART VII
                                 GENERAL PROVISIONS

     7.1  CONFIDENTIALITY.

          (a) CONFIDENTIAL INFORMATION. "Confidential Information" means any technical data, trade secret, know-how, or other information disclosed by any party (including the Associated Companies) hereunder, either directly or indirectly, in writing, orally, by drawing or by inspections, and which shall be marked by the disclosing party as "Confidential" or "Proprietary". If such information is disclosed orally, through demonstration or by inspection, in order to be deemed Confidential Information, it must be specifically designated as being of a confidential nature at the time of disclosure and confirmed in writing to be received by the receiving party within ten (10) days of such disclosure.

          (b) EXCLUSIONS. Notwithstanding the foregoing, Confidential Information shall not include information which:

               (i) is known to the receiving party at the time of disclosure or becomes known to the receiving party without breach of this Agreement;

               (ii) is or becomes publicly known through no wrongful act of the receiving party or any affiliate of the receiving party;

               (iii) is rightfully received from a third party (excluding the Associated Companies) without restriction on disclosure;

               (iv) is independently developed by the receiving party or any of its affiliates by persons who had no access to the information;

               (v) is furnished to any third party by the disclosing party without restriction on its disclosure; or

               (vi) is approved for release upon a prior written consent of the disclosing party.

          (c) COMPELLED DISCLOSURE. Notwithstanding the foregoing, a receiving party may disclose Confidential Information if such Confidential Information is disclosed pursuant to judicial order, requirement of a governmental agency or by operation of law; provided, however, that the receiving party shall provide prior notice to the disclosing party and thereafter use reasonable commercial efforts to assist the disclosing party in preventing or controlling such compelled disclosure.

          (d) NONDISCLOSURE. The receiving party agrees that it will not disclose any Confidential Information to any third party except for the Associated Companies that agree in writing to this PART VII and will not use Confidential Information of the disclosing party for any purpose other than for the performance of obligations under this Agreement. The receiving party further agrees that Confidential Information shall remain the sole property of the disclosing party and that it will take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information by its employees and independent contractors. No license shall be granted by the disclosing party to the receiving party with respect to Confidential Information disclosed hereunder unless otherwise expressly provided herein. Each party will disclose the other's Confidential Information only to those of its employees that have a need to know and who are informed that such information is confidential.

          (e) NONDISCLOSURE AGREEMENTS. Each party agrees that it (i) has or that it shall obtain the execution of standard nondisclosure undertakings with its employees, (ii) shall diligently enforce such agreements, and (iii) shall be responsible for the actions of such employees in this respect.

          (f) RETURN OF CONFIDENTIAL INFORMATION. After expiration or termination of this Agreement upon the request of the disclosing party, the receiving party will promptly return all Confidential Information furnished hereunder and all copies thereof.

          (g) PUBLICITY. The parties agree that all publicity and public announcements concerning the formation and existence of this Agreement shall be jointly planned and coordinated by and among the parties. Neither party shall disclose any of the provisions of this Agreement, the existence of this Agreement, nor that the parties are doing business with one another to any third party without the prior written consent of the other party. NMI will be responsible for all communications with NMI's customers concerning the subject matter hereof, and Siemens agrees to forward to NMI any communications it receives from NMI's customers. Notwithstanding the foregoing, any party may disclose information concerning this Agreement as required by the rules, orders, regulations, subpoenas or directives of a court, government or governmental agency, after giving prior notice to the other parties and either party may disclose this Agreement to its attorneys, accountants or like consultants that have a need to know or to potential investors or potential acquiring companies.

          (h) REMEDY FOR BREACH OF CONFIDENTIALITY. If a party breaches any of its obligations with respect to confidentiality and unauthorized use of Confidential Information hereunder, the non-breaching party shall be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.

     7.2  TERM AND TERMINATION.  This Agreement shall remain in force for five
(5) years from the time the first product is released to production by NMI unless it is terminated earlier as provided in this Agreement. At the end of five (5) years, this Agreement will be extended for another one (1) year under the same terms and conditions provided herein unless notice of termination is given by either party twelve (12) months prior to the expiration date. Notwithstanding the foregoing, all existing orders and the provisions of PART V,
PART VI, and Sections 7.1 and 7.6 of PART VII shall survive any termination or expiration of this Agreement.

          (a) Subject to Section 7.2(b), either party may terminate this Agreement with immediate effect, at its sole discretion, upon giving written notice to the other party, in case:

               (i) the other party defaults in the performance of any material obligation hereunder, and if any such default is not corrected within ninety (90) days after the defaulting party receives written notice of such default from the non-defaulting party,

               (ii) the business of the other party as a commercial enterprise ceases, or

               (iii) The other party files a petition in bankruptcy, or is adjudicated bankrupt, or makes a general assignment for the benefit of creditors, or becomes insolvent, or is otherwise unable to meet its business obligations for a period of three (3) consecutive months.

          (b)  In the event that Siemens terminates this Agreement pursuant to
Section 7.2(a)(ii) or 7.2(a)(iii) above, Siemens agrees to supply Wafers, on the terms and conditions hereof to NMI's customers upon request by such customers and for the period that this Agreement would have otherwise been in effect absent such termination. NMI agrees to provide Siemens with a list of such customers reasonably prior to the occurrence of the events specified in Sections 7.2(a)(ii) or 7.2(a)(iii) above.

     7.3 FORCE MAJEURE. The parties shall not be liable to one another for failure to perform any part of this Agreement except for any payment obligation when such failure is due to fire, flood, strikes, labor troubles or other industrial disturbances, inevitable accidents, war (declared or undeclared), embargoes, blockades, legal restrictions, governmental regulations or orders, riots, insurrections, or any cause beyond the control of such party. However, the party so prevented from performance shall use diligent efforts to resume performance, and the parties shall proceed under this Agreement when the causes of such nonperformance have ceased or have been eliminated.

     7.4 ASSIGNMENT. Neither Party may assign this Agreement, delegate its obligations or assign its rights thereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld.
Notwithstanding the foregoing and without consent of the other Party:

          (a) Either Party may assign this Agreement, delegate its obligations or assign its rights thereunder to an Affiliated Company. An "Affiliated Company" is any corporation, company or other entity which: (i) is Controlled by a Party hereto; (ii) Controls a Party hereto; or (iii) is under common control with a Party hereto. For this purpose, "Control" means that more than fifty percent (50%) of the controlled entity's outstanding shares or ownership interest representing the right to make decisions for such entity are owned or controlled, directly or indirectly, by the controlling entity; and

          (b) Siemens may assign this Agreement, delegate its obligations or assign its rights thereunder to a third party to whom all or substantially all assets of Siemens Semiconductor Group or of the business unit performing this Agreement are transferred.

     Without limiting the foregoing, this Agreement shall be binding upon and inure to the benefit of each Party's successors and permitted assigns.

     7.5 GOVERNING LAW; DISPUTES. This Agreement will be interpreted and enforced in accordance with the laws of Switzerland without reference to conflicts of law principles. This Agreement shall not be governed by the 1980
U.N. Convention on Contracts for the International Sale of Goods.   Each party
will use reasonable good faith efforts to settle any dispute arising out of this Agreement. Should such efforts prove unsuccessful, any dispute or claim arising out of or in relation to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be finally settled by binding arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce as presently in force ("Rules") and by three (3) arbitrators appointed in accordance with said Rules. Judgment on the award rendered may be entered in any court having jurisdiction thereof. The place of arbitration shall be in Zurich. Any monetary award shall be in U.S. dollars and the arbitration shall be conducted in the English language.

     7.6 EXPORT CONTROLS. Siemens and NMI acknowledge that they are each subject to regulation by agencies of the U.S. and German Governments, including the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of the parties to provide technical information, technical assistance, any media in which any of the foregoing is contained, training and related technical data (collectively, "Data") shall be subject in all respect to such United States and German laws and regulation as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, International Trade Administration, Bureau of Export Administration.

     7.7 NOTICE. Any notice required or permitted to be given under this Agreement shall be delivered (i) by hand, (ii) by registered or certified mail, postage prepaid, return receipt requested, to the address of the other party first set forth above, or to such other address as a party may designated by written notice in accordance with this Section 7.7 by overnight courier, or
(iii) by electronic transmission with conforming letter mailed under the conditions described in (ii). Notice so given shall be deemed effective when received, or if not received by reason of fault of addressee, when delivered.

          If to Siemens, to:

     Siemens Aktiengesellschaft
     Balanstrasse 73, 81541
     Muenchen, Germany

     If to NMI, to:

     Prakash Agarwal
     NeoMagic International Corporation
     c/o Caledonian Bank & Trust Ltd.
     Ground Floor
     Caledonian House
     Mary Street
     P.O. Box 1043

     Georgetown, Grand Cayman, B.W.I.

     with a copy to:

     Wilson Sonsini Goodrich & Rosati
     650 Page Mill Road
     Palo Alto, California 94304-1050
     Attn:  Michael J. Danaher



     7.8 RELATIONSHIP OF PARTIES. The relationship between NMI and Siemens under this Agreement is that of independent contractors and neither shall be, nor represent itself to be, the joint venturer, franchiser, franchisee, partner, broker, employee, servant, agent, or representative of the other for any purpose whatsoever. No party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, another party or to bind another in any matter or thing whatsoever.

     7.9 WAIVER. Should any of the parties fail to exercise or enforce any provision of this Agreement or to waive any rights in respect thereto, such waiver or failure shall not be construed as constituting a continuing waiver or a waiver of any other right.

     7.10 SEVERABILITY. In the event that any provision or provisions of this Agreement shall be held to be unenforceable, the parties shall renegotiate those provisions in good faith to be valid, enforceable substitute provisions which provisions shall reflect as closely as possible the intent of the original provisions of this Agreement. If the parties fail to negotiate a substitute provision, this Agreement will continue in full force and effect without said provision and will be interpreted to reflect the original intent of the parties.

     7.11 ENTIRE AGREEMENT. This Agreement, including the Exhibits referred to herein, contains the entire understanding of the parties, and supersedes any prior agreement between or among the parties with respect to its subject matter. In case of any conflicts between this Agreement and any purchase orders, acceptances, correspondence, memorandum, listing sheets and other documents forming part of any order for Products, this Agreement shall govern. This Agreement shall not be amended or modified except by written instrument signed by the duly authorized representatives of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives or officers, effective as of the Effective Date.



SIEMENS                                      NEOMAGIC INTERNATIONAL
                                             CORPORATION

By: /s/ Andrea von Zitzewitz                 By: /s/ Prakash Agarwal
    -------------------------------------        -----------------------------


Name: Andrea von Zitzewitz                   Name: Prakash Agarwal
      -----------------------------------          ---------------------------
      President, Memory Products Division          CEO President


Title:                                       Title:
      -----------------------------------          ---------------------------

     EXHIBITS
     --------

     A - Initial Process(es)

     B - Production Information

     C - Acceptance Criteria

     D - Average Yields

     E - DRAM Memory Module Specifications

EXHIBIT A

                             INITIAL PROCESS(ES)

For the first Product (*) * Process will be used according to Siemens Dresden * Document Nr.: * (*). *


* confidential treatment requested

                                   EXHIBIT B
                                   ---------
                             PRODUCTION INFORMATION


     FABRICATION CYCLE TIMES:
     ------------------------

     PROTOTYPE (ACCELERATED):

               * weeks from the fab start to the start of memory repair.

               * weeks from M1 to memory repair.

               * weeks for memory repair to wafer repair, test, and ship.


     VOLUME:   * weeks from the fab start to ship (lead time)

              Target  *  weeks (cycle time)


     WAFERS PER LOT: (nominal at wafer start)


     PROTOTYPE:  *

     VOLUME:     *


     * confidential treatment requested

                                EXHIBIT C
                                ---------

     Acceptance Criteria


     For wafer shipment Siemens Dresden Document " * Wafer
     Acceptance Documentation":

     No.  *   shall be followed.

     Reliability Goals:


     The goal for early failure rate (EFR) of tested good * memory cores shall be the same as for Siemens commodity DRAM (64 M SDRAM) at the same production step i.e. * .


     EFR goal value for 64 M SDRAM in * micron is * dpm (February 1999) cumulated over 365 days normalized to * junction temperature and external supply voltage * Volt after component test. For long term failure rate of the embedded DRAM core, the goal is * FITS @ T(junction) = * Celsius.

     * confidential treatment requested


                                  EXHIBIT D
                                  ---------

LEADPRODUCT  * :
-----------------

------------------------------------------------------------------------------
 Product      Technology   EDRAM         Average     Lower Limit   Lower Limit
                           Memory Size   Memory      1             2
                                         Yield 1)
------------------------------------------------------------------------------
    *              *           *            *           *             *
------------------------------------------------------------------------------

1) Average Memory Yield means average agreed post fuse yield (average of all wafers out in a calendar quarter)

PRICES *) :



------------------------------------------------------------------------------
                           Quarter 3 Calendar Year    Quarter 4 Calendar Year
                           1999                       1999
------------------------------------------------------------------------------
     Production Wafer **)         *                       *
------------------------------------------------------------------------------
     Prototype Wafer
Price Multiplication
Factor (based on one
Production Wafer):

- w/o changes to                  *                        *
Production wafer
                                  *                        *

- with process changes /          *                        *
splits
                                  *                        *
     - normal accelerated

     - normal rocket lot
------------------------------------------------------------------------------
     Mask Set                     * US $                   * US $
------------------------------------------------------------------------------

*) Prices will be renegotiated and mutually agreed on a quarterly basis

**) Based on a maximum of  *  Wafer starts per week

***) Accelerated charge and material hold will not apply to the first * prototype lots. NeoMagic Corporation may order up to * more prototype lots using normal cycle time that may require material hold at standard price.

The prices for the following quarters will be agreed according to 4.1 and documented in a separate agreement.

* confidential treatment requested

                         EXHIBIT E

                    EMBEDDED DRAM CORE FOR NMG5

                       PRODUCT SPECIFICATION


DESCRIPTION:                     SIGNALS:
                                     *

                                     *


      *                  256-bit     *

      *                              *
synchronous DRAM module.
                                     *

                                     *

                                     *

                                     *

                                     *
     FEATURES:
      *                              *

      *                              *

      *                              *

      *                              *

      *                              *

      *                              *

      *                              *

      *                              *

      *                              *

      *                              *

      *                              *

      *                              *

      *                              *

      *                              *

      *                              *

                                     *

                                     *

                                     *

                                     *

                                     *

                                     *

                                     *

                                     *

                                     *

                                     *

                                     *

                                     *

                                     *

                                     *

                                     *

                                     *

                                     *

                                     *

                                     *

                                     *

                                     *

                                     *

* confidential treatment requested





